EXHIBIT 10.3

WALGREEN CO. MANAGEMENT INCENTIVE PLAN
(As amended and restated effective September 1, 2008)

1.	Purpose: The purpose of the Walgreen Co. Management Incentive Plan (the "Plan") is to provide special incentive and motivation to management-level employees through annual bonuses.

2.	Definitions: Whenever used in the Plan, the following terms shall have the meanings set forth below, unless the context clearly provides otherwise:

a.
The term "Base Salary" shall mean the base salary paid during the fiscal year to a Participant, and any such base salary earned but deferred or reduced pursuant to a Company Section 401(k) plan, or Section 125 plan, or another Company deferral plan.  The term Base Salary does not include any incentive or performance bonuses, Christmas bonus, stock purchase discounts, or other fringe benefits or supplementary remuneration.

b.	The term "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

c.	The term "Company" shall mean Walgreen Co., an Illinois corporation, and all wholly-owned subsidiaries of Walgreen Co.

d.
The term “Disability” shall mean total disability as determined by the Committee, consistent with how the Company determines whether termination of employment is upon disability for other benefit plan purposes.

e.
The term "Employee" shall mean any employee of the Company, including, but not limited to, the officers of Walgreen Co.  Employee shall not include any person who is not classified as an employee in the common law sense in the records of the Company, even if those records are subsequently determined to have been in error or the person is subsequently reclassified as an employee.  For example, no person shall be considered to be an Employee for any period of time during which he or she:  (1) is a leased employee; (2) is an independent contractor; or (3) is otherwise not classified as an employee in the records of the Company.

f.
The term "Extraordinary Items" shall mean significant transactions that are different from the typical or customary business transactions and are not expected to occur frequently as determined by the informed professional judgment of the Chief Financial Officer of the Company after taking into consideration all the facts involved in a particular situation and the objectives of the Plan.

g.	The term "Individual Adjustment" shall mean the amount of any increase or reduction in the bonus share that would otherwise be allocated to a Participant.

h.	The term "Participant" shall mean any Employee who participates in and is eligible to receive incentive compensation pursuant to paragraph 3 of the Plan.

i.	The term "Plan Year" shall mean the fiscal year of Walgreen Co., which runs from September 1 to the following August 31.

j.
The term “Retirement” shall mean termination of employment from the Company in good standing, as determined by the Committee or its delegates, and after having attained at least age 55 and at least 10 years of continuous service.

k.
The term "Salary Grade" shall mean the salary grades to which job positions are assigned under the Walgreen Co. Salary Administration Program.  To the extent such Program is revised, references hereunder to Salary Grade and specific Salary Grade levels shall be appropriately adjusted by the Committee or its delegates to reflect such revised Program.

3.
Eligibility and Participation:  The Committee shall have the authority and discretion to determine the class or classes of Employees eligible to participate in the Plan for any Plan Year.  As of the effective date of this amended and restated Plan, the following categories of Employees shall be eligible to participate in the Plan:

a.	Any Employee whose job position is within Salary Grades 12 and above or their equivalent and is not covered by another Company management incentive plan; and

b.
Any other Employee who is approved for participation by the Committee, based on the recommendation of Company management that he or she is in a position to make a substantial contribution to the success of the Company by exceptional service in a supervisory or staff position.

The Committee shall also have the authority to approve or deny Plan participation to any individual Employee.  No Employee shall have a contractual right to receive any incentive award or payment, as all awards and payments are ultimately subject to the approval and authorization of the Committee.

4.	Determination of Bonuses: Participant bonuses for each Plan Year shall be determined as follows:

a.
Prior to the beginning of the Plan Year, or as early in the Plan Year as is practical considering the circumstances, management will recommend for Committee approval the bonus structure and accompanying details for that Plan Year.  Such recommendation shall cover the following areas and any other pertinent bonus provisions:

(1)	The class or class of employees eligible to participate in the Plan for such Plan Year.

(2)
The performance measure or measures upon which bonuses shall be based, and the extent to which such measures shall be based on Company, division, or business unit performance, or some combination thereof.  The application of such performance measures may vary among different categories of employees.

(3)
Threshold, target and maximum bonus levels (typically expressed as a percentage of Base Salary), and the corresponding Company performance measure or measures.  Such bonus levels may vary for different groups of Participants as determined by the Committee.

(4)	Any Individual Adjustments that may be applied, whether based on pre-established individual performance measures or determined on a discretionary basis.

b.
After the end of each Plan Year when the computations and accounting determinations required to determine Plan bonuses have been completed, the highest-ranking accounting officer of the Company will report to the Committee that in his or her opinion those computations and accounting determinations were made in reasonable accordance with the terms of the Plan, and generally accepted accounting principles, subject to any adjustments provided for under the terms of paragraph 4c of the Plan and the certifications provided for under the terms of this paragraph 4b.

c.
In the event that the Company experiences any Extraordinary Items, the Finance Committee of the Board of Directors will recommend to the Committee, which will in turn make its recommendations to the full Board of Directors, whether such Extraordinary Items will be included in or excluded from the determination of the Company’s financial performance measure or measures used in determining the bonus for the Plan Year, and a report of the Board of Directors' decision will be delivered in writing to the Chief Accounting Officer of the Company.

d.
The bonuses earned by Participants under the terms of the Plan will be paid to Participants after the first meeting of the Board of Directors which follows the end of the applicable Plan Year, but in no event later than the date by which such bonuses must be paid in order to be allowed as a Federal income tax deduction for the fiscal year coinciding with such Plan Year.

e.
Except as otherwise determined by the Committee or its delegates, bonuses for Participants in salary grades 12 and 13 (or their equivalent) shall be a portion of full bonuses for such Participants’ first and second years of Plan participation, as follows:

(1)	One third for the first full or partial Plan Year of participation; and

(2)	Two thirds for the second Plan Year of participation.

For purposes of the above, the following periods shall count for purposes of determining years of Plan participation:

(3)	Periods of Plan participation in Salary Grades 12 and 13;

(4)	Periods of participation in other Company incentive plans; and

(5)	Such other periods of Company employment as determined by the Committee in its discretion.

5.	Participation for Partial Plan Years:

a.
Any Plan Participant whose employment with the Company terminates during a Plan Year for reasons other than Retirement, Disability or death shall not be eligible for a bonus for that Plan Year.  It is not intended that this paragraph of the Plan shall prohibit Company management from recommending to the Committee for its approval a discretionary bonus if in the sole judgment of management such a discretionary bonus is warranted.

b.
A Participant who is eligible for a bonus hereunder for a portion of a Plan Year (due to hire, promotion or transfer during that Plan Year), shall generally be eligible for a bonus under this Plan based on Base Salary earned during the eligible portion of the Plan Year.  Notwithstanding the foregoing, the bonus amount payable to a Participant who is hired within the Plan Year, moves to a different bonusable grade level during the Plan Year, or receives payment under another Company incentive plan during the current or prior year, shall be subject to the discretion of the Committee and its delegates.

c.
Subject to the end-of-year employment requirement set forth in paragraph 5a above, a Plan Participant who is on a Company-approved leave of absence for a portion of a Plan Year shall remain eligible for a bonus for up to the first six months of such leave of absence.  Any short-term disability pay during any such leave of absence shall be included in such Participant’s bonusable Base Salary.

6.
Administration.  Subject to the terms of the Plan and the powers granted to the full Board of Directors, the Committee has ultimate authority and responsibility for the administration of the Plan.  The Committee shall have all powers necessary to administer the Plan, including, without limitation, the power to interpret the provisions of the Plan, to decide all questions of eligibility, to establish rules and forms for the administration of the Plan, and to delegate specific duties and responsibilities to officers or other employees of the Company.  All determinations, interpretations, rules, and decisions of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

7.
Indemnification.  The Company shall indemnify the members of the Committee, the other members of the Board of Directors and all Company officers and other employees responsible for administering the Plan against any and all liabilities arising by reason of any act or failure to act made in good faith in accordance with the provisions of the Plan.  For this purpose, liabilities include expenses reasonably incurred in the defense of any claim relating to the Plan.

8.	Amendment and Termination. The Plan may be amended from time to time or terminated at any time by the Board of Directors of Walgreen Co.

9.	General Plan Provisions:

a.
Nothing in this Plan is intended to limit the authority of the Committee to award additional discretionary bonuses to one or more senior executives of the Company as the Committee deems appropriate from time to time.

b.
The impact of the payment of bonuses under the Plan on Participants’ other Company employee benefits shall be based on the governing terms of such other employee benefit plans and programs, or as determined by the Committee or its delegates, where necessary.

c.
Neither the existence of the Plan nor any substantive aspect of the Plan shall give any Participant the right to continued employment with the Company for any period of time or shall interfere with the right of the Company to discipline or discharge a Participant at any time.

d.	The Company shall withhold from any bonus payment made pursuant to the Plan any taxes required to be withheld from such payment under local, state or federal law.

e.
Bonuses otherwise payable hereunder may be paid on a deferred basis pursuant to the Walgreen Co. Section 162(m) Deferred Compensation Plan or pursuant to any other deferred compensation program that may be implemented with Committee approval in compliance with the requirements of Internal Revenue Code Section 409A and the regulations thereunder.

f.	The Company shall not be required to fund or otherwise segregate any cash or other assets for purposes of meeting its obligations under the Plan.

g.	The provisions of the Plan shall be construed and interpreted according to the laws of the State of Illinois, except as preempted by federal law.

h.
A Participant shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

i.
The Plan shall be binding upon the Company and any successor of the Company, including without limitation any corporation or other entity acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise.  Such successor shall thereafter be deemed the "Company" for the purposes of the Plan.